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                                                                   Exhibit 10.33


                        CONFIDENTIAL TREATMENT REQUESTED.
    CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN
         SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.


                                LICENSE AGREEMENT

This LICENSE AGREEMENT (this "Agreement") effective as of the 9th day of June 1999, is entered into by and between Permatec Technologie AG, a Swiss corporation having its place of business at Grienbachstrasse 17, CH-6301 Zug, Switzerland (hereinafter referred to as "LICENSOR") and SOLVAY Pharmaceuticals B.V., a Dutch corporation having its place of business at C. J. Van Houtenlaan 36, NL 1381 CP Weesp, The Netherlands (hereinafter referred to as "LICENSEE"; both LICENSOR and LICENSEE hereinafter referred to as "Party" and the "Parties", respectively).

                                   WITNESSETH:

WHEREAS, LICENSOR is a company active in the field of drug delivery and has in particular expertise in innovative developments in the area of transdermal and transmucosal delivery routes; and

WHEREAS, LICENSOR has developed a technology platform known as Combi Gel(TM) consisting of gel formulations combining Estradiol with a progestative as active ingredients and owns or has rights to certain patents and owns certain proprietary know-how related to thereto; and

WHEREAS, LICENSEE is a company which markets pharmaceutical products and is interested, on the basis of all results, data and related information made available by LICENSOR to LICENSEE, in having granted the rights to register the Combi-Gel NETA (as defined below) in the Territory (as defined below), and upon approval to manufacture, market, distribute and sell the Product (as defined below) in the Territory; and

WHEREAS, LICENSOR is prepared to grant to LICENSEE under the terms and conditions set forth hereafter a license under the Patents and Know-How (both as defined below) to seek registration of the Combi-Gel NETA in the Territory, and, upon receipt of such approval(s), to manufacture, market, distribute and sell the Product for use and sale in the Territory.

NOW THEREFORE, for and in consideration of the premises, mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.   Definitions
     -----------

     For purposes of this Agreement, the terms defined in this Section 1. shall have the following meanings:

1.1 "Affiliate" shall mean, with respect to either Party hereto, any corporation, partnership or other entity controlled by, controlling or under common control with, such Party, with "control"

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     meaning direct or indirect beneficial ownership of more than 50% of the voting power of, or more than 50% of ownership interest in, such corporation, partnership or other entity.

1.2 "Combi-Gel NETA" shall mean the Combi-Gel containing Estradiol and Norethindrone acetate in all concentrations as the sole active ingredients for pharmaceutical use with humans developed by LICENSOR prior to the effective date of this Agreement first written hereinabove, which is based on and/or makes use of and/or is derived by use of the Patents and/or the Know-How, and which is described in Appendix A attached hereto.

1.3 "Development Plan" shall mean the plan for the development of the Combi-Gel NETA agreed upon by the Parties as attached hereto as Appendix B.

1.4 "Know-How" shall mean all information and data, which are not generally known including, but not limited to, patent claims and related information not yet disclosed to the public, formulae, procedures, protocols, techniques and results of experimentation and testing, which (a) relate to a Combi-Gel and/or the Combi-Gel NETA and/or the Product, and (b) are necessary or useful to seek Registration for, and/or to manufacture, market, distribute and sell, the Product in the Territory, all to the extent presently or during the term of this Agreement owned or otherwise acquired by, and at the free disposition of, LICENSOR.

1.5 "Major Market Countries" shall mean each of Germany, France and the United Kingdom.

1.6 "Net Sales" shall mean the adjusted gross amount invoiced on all sales of the Product (including, but not limited to, Hospital Sales, Mail orders and Retail Sales), in the Territory, by SOLVAY and/or its Affiliates and/or sub-licensee(s) in "bona fide" arm's length sales to independent third parties in the trade, as per invoices, less only (i) freight insurance and handling charges (when invoiced as additional charges), (ii) returns, withdrawals, recalls and allowances actually paid or granted, including cash and trade discounts, and (iii) sales taxes, value added taxes, duties and other governmental charges (including Federal and state rebates in connection with the sale), all in accordance with generally accepted and customary trade practices.

1.7 "Patents" shall mean all patents and patent applications filed or having presently or in the future legal force in any country of the Territory owned by LICENSOR which claim the Combi-Gel NETA and/or the Product, or the process to manufacture Combi-Gel NETA and/or the Product, including but not limited to the patents and patent applications listed in Appendix C hereto, together with all patents that in the future issue therefrom in any country of the Territory, including utility, model and design patents and certificates of invention, and all divisionals, continuations, continuations-in-part, reissues, renewals, extensions, substitutions, confirmations or additions to any such patents and patent applications.

1.8 "Product" shall mean the Combi-Gel NETA, for which LICENSEE has been granted the Registration.

1.9 "Registration" shall mean the granting of any and all approvals and registrations of Product by any Regulatory Authority, including without limitation price approval, which are


                                       2

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     required and/or necessary under any applicable law, rule, regulation or other governmental order to market, distribute and sell the Product in any country of the Territory.

1.10 "Regulatory Authority" shall mean any governmental authority in any country of the Territory competent to approve pharmaceutical products for manufacturing, marketing, distribution and sale in any country of the Territory and/or to approve the price for pharmaceutical products to be sold in any country of the Territory.

1.11 "Territory" shall mean all the countries and territories in the world except for the countries listed in Appendix D, provided that in the event that LICENSEE duly and timely exercises its option under Section 6. below, the countries constituting the Extended Territory (as defined in Section
     6.1 below) shall thereafter also be covered by the term Territory.


2.   Grant of License
     ----------------

2.1 LICENSOR hereby grants to LICENSEE the exclusive, sub-licensable right and license (hereinafter referred to a the "License") to pursue the development in accordance with the Development Plan as required in order to apply for Registration(s) for the Combi-Gel NETA, and upon receipt of such Registration, to manufacture, market, distribute and sell the Product, in the Territory, and to use the Patents and Know-How exclusively for that purpose, all in accordance with the provisions contained in this Agreement and subject to the payment of the Milestone Payments and the Royalty pursuant to Section 5. below.

2.2 For the avoidance of doubt, LICENSEE explicitly acknowledges and agrees that the License under the Patents and the Know-How granted hereunder is strictly limited to the Combi-Gel NETA (as defined in Section 1.2 above) and the Product (as defined in Section 1.6 above), and LICENSOR does not grant any license with respect to any other product under its proprietary technology platform consisting of gel formulations combining Estradiol with a progestative (other than Norethindrone Acetate) as active ingredients. It is, however, expressly understood that LICENSEE shall have a right of first refusal on any gel formulation developed by LICENSOR on its own combining Estradiol with any other progestative. LICENSOR shall offer to LICENSEE the same rights for such other combination as set out in 2.1 hereinabove under an agreement comparable to this Agreement with the commercial terms and conditions to be mutually agreed upon by the Parties in good faith negotiations. LICENSEE may exercise such right of first refusal within three (3) months following the receipt of the respective offer.

2.3 Notwithstanding any sub-license(s) to be granted by LICENSEE hereunder, LICENSEE shall continue to be bound by any and all obligations under this Agreement, as if no sub-license was granted, and LICENSEE shall be responsible for any and all acts, deeds and omissions of any of its sub-licensee(s) hereunder, during the term of this Agreement.


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3.   Pharmaceutical and Technical Development
     ----------------------------------------

3.1 Promptly upon execution of this Agreement or receipt of the first Milestone Payment referred to in Section 5.1(a) below, which ever is the later, LICENSOR shall initiate and thereafter pursue the development steps for the Combi-Gel NETA listed in the Development Plan to fall within the responsibility of LICENSOR. Upon completion of such development steps, LICENSOR shall provide LICENSEE with a copy of all information, data and Know-How freely available to LICENSOR necessary and/or useful to allow LICENSEE to manufacture or have manufactured the batches of Combi-Gel NETA necessary for applying for Registration and for stability testing.

3.2 LICENSEE shall be solely responsible for and undertakes to diligently pursue to meet the time-frame set forth in the Development Plan, at its own cost, any and all development steps, actions and other activities necessary, required or useful to seek and apply for Registration of the Combi-Gel(TM) NETA, including without limitation the development steps listed in the Development Plan falling within the responsibility of LICENSEE, provided that LICENSOR shall provide such reasonable assistance and support to LICENSEE with respect to such development steps upon LICENSEE's request at the cost and expense of LICENSEE.

3.3 Any and all cost incurred by LICENSOR in connection with the performance of the development steps within its responsibility pursuant to the Development Program and any assistance and support provided upon request by LICENSOR under Sections 3.1 and 3.2 above, shall be reimbursed by LICENSEE on the basis of actual cost, plus any and all out-of-pocket expenses, incurred or spent by LICENSOR in connection therewith. In the event that LICENSOR, upon request or with the consent of LICENSEE, charges any third party with all or part of such activities, LICENSEE shall reimburse LICENSOR the cost invoiced by such third party plus an amount equal to twenty percent (20%) of such invoice amount(s) to cover LICENSOR's workload associated with the instruction and supervision of such third party. LICENSOR shall provide LICENSEE with respective invoices, which shall be payable by LICENSEE within thirty (30) days as of receipt.

3.4 The Parties agree to set up, within thirty (30) days after the mutual execution of this Agreement a steering committee (the "Steering Committee"), consisting of four (4) qualified members, of which each Party may nominate two (2) members. The Steering Committee shall be responsible for the supervision of the due and timely development of the Combi-Gel NETA pursuant to the Development Plan as provided for in this Section 3.

3.5 The Steering Committee shall meet on a regular basis and upon request of any of its members, but at least quarterly, and each Party shall at such meetings of the Steering Committee provide the other Party with a written update on, and with all results and data generated and achieved under, the development steps performed by either Party pursuant to the Development Plan. Furthermore, each Party shall promptly inform the other Party in such meetings of the Steering Committee of any occurred or envisaged delays in the timely performance of its responsibilities under the Development Plan.


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3.6  The Steering Committee may amend, alter or change, by resolution mutually agreed upon by all of its members, the Development Plan and the time-limits for the major development steps contained therein. The Steering Committee shall strive to always reach unanimous decisions. In case unanimous decisions cannot be reached, the principal officers of LICENSEE and LICENSOR or their designees should try to dissolve the dispute. If such principal officers of the Parties, despite good faith and diligent negotiations, are unable to agree upon a decision, the principal executive officers of both LICENSEE and LICENSOR shall convene and attempt in good faith to find a solution acceptable to both Parties. In the event that such solution may not be found, the principal executive officer of LICENSEE shall have the final decision. In the event that the timeframe contained in the Development Plan is delayed by any such decision of the principal executive officer of LICENSEE by more then twelve (12) months, then LICENSOR shall have the right to terminate this Agreement, unless such decision is based on scientific and/or technical reasons only.


4.   Registration of the Combi-Gel NETA
     ----------------------------------

4.1 Promptly upon completion of all development steps under the Development Plan required therefor, LICENSEE undertakes to initiate and thereafter diligently pursue any and all steps and action referred to in Section 3.2 above as they are necessary and/or required to submit to any competent Regulatory Authority in all Major Market Countries of the Territory, at its own cost, under its sole responsibility and its own name, request(s) for Registration of the Combi-Gel NETA (hereinafter the "Request"); for all other countries of the Territory, where Registration of the Combi-Gel NETA is commercially viable, LICENSEE shall use all commercially reasonable efforts to prepare and submit such Requests. Upon submission of any such Request, LICENSEE shall promptly inform LICENSOR thereof, and thereafter, LICENSEE shall use all commercially reasonable efforts to prosecute each such Request submitted and keep LICENSOR promptly informed on all developments related thereto.

4.2 Furthermore, LICENSEE undertakes to inform LICENSOR of all material developments and correspondence exchanged with any Regulatory Authority in connection with any Request and/or any Registration, including the obtention of any Registration by providing a copy of the letter of allowance.


5.   License Fees and Royalties
     --------------------------

5.1 As consideration for the License granted by LICENSOR to LICENSEE under this Agreement, and in consideration of the development of the Combi-Gel NETA prior to the effective date of this Agreement first written above by LICENSOR, LICENSEE undertakes to pay to LICENSOR a license fee in the aggregate amount of USD 5 million (five million United States Dollars), which license fee shall be payable by LICENSEE in four (4) payments (each a "Milestone Payment") within thirty (30) days after the occurrence of the following events:


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     (a)  a first Milestone Payment in the amount of USD 1.0 million
          (one-million United States Dollars) upon execution of this Agreement; and

     (b) a second Milestone Payment in the amount of USD 1.0 million (one-million United States Dollars) upon initiation of PhaseIIb/III clinical trials; and

     (c) a third Milestone Payment in the amount of USD 1.0 million (one-million United States Dollars) upon the filing of the first Request to any Regulatory Authority; and

     (d) a fourth Milestone Payment in the amount of USD 2.0 million (two-million United States Dollars) upon receipt of the first Registration for the Product in any one Major Market Country.

5.2 In addition to the Milestone Payments under Section 5.1 above, LICENSEE shall pay to LICENSOR as further consideration for the License granted hereunder a royalty (the "Royalty") in an amount equal to five percent (5%) of Net Sales of Product on a country-by-country basis, during a period (the "Royalty Term") of (i) fifteen (15) years as from the first commercial sale of Product in each country of the Territory, or (ii) until the expiration of the last Patent in such country of the Territory, which ever is the later. In the event that during the Royalty Term in any country of the Territory (i) no Patent is in force, and/or (ii) a third party Competing Product is marketed, then the Royalty rate shall be reduced to ***** percent (**%) of Net Sales of Product in such country only, whereby "Competing Product" shall mean a product being a similar formulation containing the same two active ingredients for the identical indications as Product, which does not infringe any claim under the Patents.

5.3 All Royalty under Section 5.2 above shall be payable quarterly, and LICENSEE shall remit to LICENSOR within six (6) weeks after the end of each calendar quarter, for the first time after the fifth Milestone Payment under Section 5.1(e) became due, the amount of Royalty due with respect of Net Sales achieved in the preceding calendar quarter. LICENSEE shall deliver to LICENSOR, along with such remittance of Royalty payment, a detailed statement on a country-by-country basis (hereinafter referred to as the "Royalty Report") of the Net Sales of Product achieved and the applied Royalty rate under Section 5.2, to which the Royalty payment relates. All Royalty Reports shall be prepared in accordance with generally accepted accounting principles consistently applied from applicable period to period and shall be certified by an officer of LICENSEE as being so prepared, true, accurate and correct.

5.4  Unless otherwise agreed by the Parties in writing, all payments under this
     Section 5. shall be made in United States Dollars and to such place or account as LICENSOR reasonably requests from time to time in writing. To the extent that Net Sales of Product will be calculated in any currency other than United States Dollars, LICENSEE shall convert calculation of such Net Sales from such other currency into United States Dollars at the average of the selling/buying exchange rate published by the Wall Street Journal Europe at the last day of the calendar quarter during which such Net Sales were made.


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***** - Denotes portions omitted pursuant to a request for confidentiality under
Rule 24b-2 of the Securities Exchange Act of 1934. A copy of this agreement with the omitted information intact has been filed separately with the Securities and Exchange Commission.

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6.   Extension of Territory
     ----------------------

6.1 LICENSOR hereby grants LICENSEE the right and option (the "Option") to extend the Territory as defined in the first sentence of Section 1.11 above to include also the country of Canada (the "Extended Territory").

6.2 LICENSEE may exercise its option under Section 6.1 by written notice at no cost at any time during the first three (3) months (the "Option Period") after the effective date first written above. During such Option Period, LICENSEE shall evaluate with the Regulatory Authority in Canada whether any additional and/or specific requirements for the filing of a Request and/or for the Registration in Canada are to be met.

6.3 In the event that LICENSEE shall duly and timely exercise the Option, then the Parties shall negotiate in good faith and mutually agree upon the increase of Milestone Payments under Section 5.1 above as additional consideration for the inclusion of the Extended Territory. In the event that LICENSEE shall not duly and timely exercise the Option, then the Option granted under this Section 6. shall lapse and fall away, and LICENSOR shall retain any and all rights to and interest in the Combi-Gel NETA and the Product in the Extended Territory.


7.   Inspection and Audit
     --------------------

7.1 During the term of this Agreement and during a period of twelve (12) months after its expiration or termination for any reason, upon the written request of LICENSOR and not more than once each calendar year, LICENSEE shall permit an independent certified public accountant selected by LICENSOR and acceptable to LICENSEE (not to be withheld or delayed unreasonably) to have access during regular business hours to such of the records of LICENSEE and its Affiliates and sub-licensee(s) as may be reasonably necessary to verify the accuracy of the Royalty Reports for any year ending not more than thirty-six (36) months prior to the date of such audit request. The accounting firm shall disclose to LICENSOR only whether the Royalty Reports and records of LICENSEE and the amount of Royalty actually paid are correct or not and the specific details concerning any discrepancies; no other information shall be shared. The Parties agree to accept such written audit report as final and binding upon them.

7.2 If such accounting firm concludes that additional Royalty were owed during any such period audited, LICENSEE shall pay within fourteen (14) days the difference between the Royalty paid and the Royalty due as of the date LICENSOR delivers to LICENSEE such accounting firm's written report so concluding. The fees and expenses charged by such accounting firm with respect to any such audit shall be paid by LICENSOR, provided however, that if any such audit discloses that Royalty payable by LICENSEE for any audited period are more than one-hundred ten percent (110%) of the Royalty actually paid for such period, then LICENSEE shall pay all reasonable fees and expenses charged by such accounting firm with respect to such audit.


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8.   Proprietary Right and Patents
     -----------------------------

8.1 The LICENSOR shall retain title to and full ownership in the Patents and the Know-How including, but not limited to, any and all developments and inventions related thereto, if any (hereinafter collectively referred to as "LICENSOR IPR").

8.2 LICENSEE shall not, directly or indirectly through its officers, directors, employees, agent, affiliates, customers or other controlled or associated third parties, acquire any proprietary interest in or other right to LICENSOR IPR, other than provided in this Agreement.

8.3 LICENSOR shall use all commercially reasonable efforts, at its own cost, to prepare, prosecute and maintain all patent applications and patent constituting Patents, and shall keep LICENSEE fully and promptly informed on any developments or changes relating thereto. If the LICENSOR decides not to further prosecute any patent application constituting Patents, LICENSOR shall promptly inform LICENSEE of such decision in writing, and the Parties shall, upon LICENSEE's written request, meet to discuss any appropriate action.

8.4 If LICENSEE becomes aware of (i) any product or activity of any kind that involves or may involve an infringement or violation of LICENSOR IPR, or
     (ii) any third-party action, claim or dispute (including, but not limited to, actions for declaratory judgment alleging the invalidity or non-infringement) based upon or arising out of LICENSOR IPR, then LICENSEE shall promptly notify LICENSOR in writing of any such infringement, violation, action, claim or dispute. LICENSOR undertakes to take and control the commercially feasible and appropriate, as determined at LICENSOR's sole discretion, course of action to enforce, or otherwise abate the infringement of, or defend third-party actions regarding LICENSOR IPR. LICENSOR shall keep LICENSEE regularly informed on any such action. Where and to the extent necessary to recover damages suffered by LICENSEE by any such infringement, LICENSEE shall be made, upon its written request and where possible, an additional party to any such action taken by LICENSOR.

8.5 LICENSEE shall retain title to and ownership of all results and data generated and achieved by LICENSEE hereunder and the Registration(s) for the Product in the Territory, subject to Sections 8.6, 10.4(iv) and 10.7 below. LICENSEE shall be responsible for and shall control, at its own cost, the preparation, prosecution and maintenance of all Registration(s) and shall keep LICENSOR fully and promptly informed on any developments or changes relating thereto. During the term of this Agreement, LICENSEE shall, at its sole cost, take all steps necessary to prosecute and/or maintain all Registrations.


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8.6  LICENSOR shall be entitled to use any and all data and results, including without limitation clinical data, generated by LICENSEE under Section 3.2 above to apply or have applied for and obtain Registrations for Product in any country outside the Territory, provided that if such Registration of Product is obtained by or on behalf of LICENSOR, than the Parties shall, in good faith negotiations, mutually agree on an adequate consideration to LICENSEE for such use of the results and data, which consideration shall reasonably reflect the commercial benefit of such use to LICENSOR in such country(ies).


9.   Confidentiality
     ---------------

9.1 LICENSEE shall maintain in confidence all Know-How and other information of LICENSOR disclosed by LICENSOR hereunder (the "Confidential Information"), and shall not use, disclose or grant the use of any of the Confidential Information except on a need-to-know basis to its Affiliates and sub-licensee(s) and the respective directors, officers, employees, agents, consultants, clinical investigators or other permitted contractors, to the extent such disclosure is reasonably necessary in connection with LICENSEE's activities as expressly authorised by this Agreement. To the extent that disclosure is authorised by this Agreement, prior to disclosure, LICENSEE shall obtain agreement in writing of any such person to hold in confidence and not make e use of the Confidential Information for any purpose other than authorised by this Agreement. LICENSEE shall notify LICENSOR promptly upon the discovery of the unauthorised use or disclosure of any Confidential Information.

9.2 The obligations of confidentiality and non-use in Section 9.1 above shall not apply to the extent that (a) LICENSEE (i) is required to disclose information by law, regulation or order of a governmental agency or a court of competent jurisdiction, or (ii) is required to disclose information to any Regulatory Authority for purposes of obtaining Registrations, provided in each case that LICENSEE shall provide LICENSOR with a copy of the Confidential Information submitted, or (b) LICENSEE can demonstrate that
     (i) the disclosed information was public knowledge, other than as a result of actions of LICENSEE or its Affiliates or sublicensee(s) or their respective directors, officers and employees in violation hereof, or (ii) the disclosed information was rightfully known by LICENSEE as shown by its written records prior to the date of disclosure to it by LICENSOR hereunder, or (iii) any Confidential Information was independently developed by LICENSEE without any use of Confidential Information as shown by its written records.

9.3 The confidentiality obligations under this Section 9. shall be effective during the entire term of this Agreement and for a period of five (5) years after the expiration or earlier termination hereof. LICENSOR shall be entitled to injunctive remedies and relief against LICENSEE and any third parties for any breach or threatened breach of the confidentiality obligations under this Section 9. In the event of a breach of the confidentiality obligations under this Section 9. by LICENSEE or its Affiliates or sub-licensee(s) and their respective directors, officers, employees or any other person who


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     were given access to the Confidential Information by LICENSEE, LICENSOR shall be entitled to receive from LICENSEE any and all actual costs and damages caused by any such breach.

9.4 The confidentiality and non-use obligations contained in this Section 9. shall apply mutatis mutandis to LICENSOR with respect to any confidential information and data relating to LICENSEE's business affairs, trade secrets and commercial plans disclosed to LICENSOR during the term of this Agreement, if any.


10.  Term and Termination
     --------------------

10.1 This Agreement shall enter into force as of the effective date first written herein above and shall, unless earlier terminated in accordance with the provisions of Section 10.2 below, expire on a country-by-country basis upon expiration of the Royalty Term in each country of the Territory. Upon expiration of the Royalty Term in each country of the Territory pursuant to this Section 10.1 and payment by LICENSEE of all Milestone Payments and Royalties due hereunder, the License granted hereunder shall be deemed a perpetual, fully paid-up and royalty-free license for each such country of the Territory.

10.2 At any time during the term of this Agreement, this Agreement may be terminated by giving written notice to that effect, as follows:

     (a) by either Party, if the other Party is in default or in breach of any term or provision hereof and such default or breach continues and is not remedied within thirty (30) days upon the other Party's written request to remedy such default or breach; or

     (b) by either Party, if the other Party goes into liquidation, voluntarily or otherwise, other than for the sole purpose or reorganization, or goes into bankruptcy or makes an assignment for the benefit of creditors, or in the event of a receiver being appointed of the other Party's property or parts thereof; or

     (c) by either Party (the "Notified Party") within ninety (90) days upon receipt of the written notice of the other Party (the "Notifying Party") that the effective control of all or a substantial part (greater than fifty percent 50%) of the pharmaceutical business of such Notifying Party, whether by sale of stock or assets, passes into the hands of a pharmaceutical competitor of the Notified Party, and the Notified Party can reasonably demonstrate to the Notifying Party that continuation of this Agreement would materially affect and negatively influence its business; or

     (d) by LICENSOR in case of a breach by LICENSEE of any of the confidentiality provisions of Section 9 above; or

     (e) by LICENSOR, if LICENSEE does not file a Request for Registration in any Major Market Country(ies) of the Territory within six (6) months after receipt of


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

          the first Registration by a Regulatory Authority, with respect to those Major Market Countries only where no Request has been timely filed, and in each case only if LICENSEE does not file such Request within one (1) month after LICENSOR's written request to do so, subject to Section 12.6 below; or

     (f) by LICENSOR, if LICENSEE does not file a Request for Registration in any country(ies) of the Territory not being a Major Market Country within six (6) months after receipt of the first Registration of a Regulatory Authority in a Major Market Country (or the reference country under the mutual recognition procedure of the European Union, if applicable), with respect to those countries only where no Request has been timely filed, and in each case only if LICENSEE does not file such Request within one (1) month after LICENSOR's written request to do so, subject to Section 12.6 below; or

     (g) by LICENSOR, if any Regulatory Authority has finally denied the Registration (or any material part thereof) for the Product in any country of the Territory, with respect to such country or countries only; or

     (h) by LICENSOR, if LICENSEE ceases to market and sell Product in any country of the Territory, and the marketing and sale is not resumed by LICENSEE within two (2) month as of LICENSOR's respective notice, with respect to such country or countries only.

10.3 The termination of this Agreement shall be without prejudice to any rights and obligations of either Party accrued prior to the effective date of such termination. LICENSEE shall forthwith make all payments due and outstanding to LICENSOR at the date of termination. Except as explicitly otherwise stated in this Agreement, LICENSOR shall not be obliged to refund upon termination of this Agreement to LICENSEE any payments, including without limitation the Milestone Payments or the extension fee under Section 6. above, made by LICENSEE to LICENSOR prior to such termination pursuant to the provisions of this Agreement.

10.4 In the event of termination of this Agreement for whatsoever reason, then the License shall immediately be terminated and LICENSEE shall (i) immediately refrain from using directly or indirectly in any way the Patents, Know-How and Confidential Information, and (ii) return to LICENSOR all materials, documentation, information, data and other things furnished by LICENSOR in connection with this Agreement, including without limitation any and all Confidential Information and LICENSOR IPR, together with all copies thereof in LICENSEE's possession or under its control, which were achieved, produced or received hereunder, all free of any charge, and (iii) deliver to LICENSOR any and all studies, data, results and protocols achieved, produced or gained by LICENSEE in performing the development steps set forth in the Development Plan, all free of any charge, and (iv) transfer any and all Registrations for Product to LICENSOR or any third party designated by LICENSOR in writing, if any, and to execute any document and perform any other act necessary or required for that purpose, all free of any cost to LICENSOR, subject to Sections 10.5 and 10.7 below. LICENSOR shall have the right, but no obligation, to use, at its sole discretion, any and all such material, including without limitation Registrations, if any, for its own purposes and benefit.

10.5 In the event only that this Agreement is terminated by LICENSEE pursuant to
     Section 10.2(a) above, then LICENSOR shall be obliged to reimburse to LICENSEE all cost and expenses directly incurred by LICENSEE to generate, acquire or receive the studies, data, results, protocols and Registrations (if any) to be delivered by LICENSEE to LICENSOR pursuant to Sections 10.4(iii) and l0.4(iv) above.

10.6 In the event that any termination hereunder is limited to one or more countries of the Territory as provided for in Sections 10.2(e), (f), (g) and (h) above, than the effects of termination shall only apply to such country or countries of the Territory, but shall not affect in any way the validity of this Agreement with respect to any other country of the Territory.

10.7 In the event that the Agreement with respect to any country or countries of the Territory, for which Registration of Product has been obtained, is terminated pursuant to Section 10.2(i) above, then LICENSEE shall be obliged to transfer such Registration(s) in such country(ies) of the Territory to LICENSOR or any third party(ies) designated by LICENSOR, against a mutually acceptable consideration payable by LICENSOR (or such third party) to LICENSEE, which consideration shall be negotiated in good faith between the Parties.

10.8 Notwithstanding anything contained in Sections 10.4 and 10.5 above, the termination of this Agreement by either Party shall not limit remedies which may be otherwise available in law or equity to either Party.


11.  Representations and Warranties
     ------------------------------

11.1 LICENSOR represents and warrants that it has all rights regarding Patents, Know-How and the Combi-Gel NETA necessary to grant the License hereunder. Notwithstanding the preceding sentence, LICENSOR does not assume any responsibility and makes no representation or warranty that the performance of this Agreement, the Combi-Gel NETA and/or the Product, do not infringe any third party's patents, patent applications or other intellectual property rights. Furthermore, LICENSOR makes no representation or warranty, express or implied, with respect to the Combi-Gel NETA and/or the Product and/or the Know-how, including without limitation, any warranty of completeness, accuracy, merchantability or fitness for a particular purpose thereof, in particular with respect to the intended purpose of successful Registration in any country of the Territory.

     Nothing in this Agreement shall be construed as a representation made, or warranty given, by LICENSOR that any patent will issue based upon any pending patent application encompassed by the term Patents, and that any patent encompassed by the term Patents issued or which issues will be valid or enforceable.

     LICENSOR assumes no liability or responsibility hereunder for any damages caused to LICENSEE, third parties, animals and/or the environment by the manufacturing, marketing or use of the Combi-Gel NETA and/or the Product or the active ingredients contained therein, except to the extent that any such damage is attributable to the gross negligence or willful misconduct of LICENSOR in performing its obligations hereunder.

11.2 LICENSEE represents and warrants to use all commercially reasonable efforts to perform and pursue all steps and actions required for, and apply for and pursue the Registration for Product in each country of the Territory within the time-limits set forth in the Development Plan, and, upon such Registration(s) being granted, to market and sell Product throughout all Major Market Countries, and to use all commercially reasonable efforts to that effect in all other countries of the Territory, during the term of and in accordance with this Agreement.

     Furthermore, LICENSEE represents and warrants that it shall at all times comply with and respect any and all applicable laws, rules, regulations and orders, including all terms and conditions of the Registration(s) (if any), when manufacturing, distributing, marketing and selling the Product in any country of the Territory.

11.3 Subject to the specific representations and warranties given in this
     Section 11., and further subject to anything to the contrary contained in this Agreement, either Party shall, as to third parties, be indemnified and held harmless by the other Party from and against any and all losses, liabilities and damages (including attorney's fees) arising from any claim, action or other proceedings by any third party relating to any acts or omission of the other Party, its directors, officers, employees or agents, or any breach of the representations and warranties given by either Party in this Section 11., or the negligence or willful misconduct of such other Party, its directors, officers, employees or agents in performing any of its obligations under this Agreement.


12.  Miscellaneous Provision
     -----------------------

12.1 Entire Agreement: The terms, covenants, conditions and provisions contained in this Agreement, including its Appendices referred to herein and together with the Supply Agreement, constitute the total and complete agreement of the Parties regarding the subject matter hereof and supersede all prior understandings and agreements hereto made, and there are no other representations, understandings or agreements relating to the subject matter hereof. The provisions of this Agreement may not be waived, altered, amended or repealed in whole or in part except by the written consent of both Parties to this Agreement.

12.2 Assignment: This Agreement may not be assigned or otherwise transferred, nor except as expressly provided hereunder, may any right or obligation hereunder be assigned or transferred by either Party without the prior written consent of the other Party to any third party other than an Affiliate of such Party. Any permitted assignee shall assume all obligations of its assignor under this Agreement or under the respective rights or obligations actually assigned.

12.3 Notices: Any consent, notice or report required or permitted to be given or made under this Agreement by one Party to the other shall be in English and in writing, delivered personally or by international courier service or by facsimile (promptly confirmed by personal delivery or international courier service) addressed to the other Party at its address indicated below, or to such other address as shall have been notified in writing to the sending Party by the receiving Party from time to time, and shall take effect upon receipt by the addressee.

     If to LICENSOR:                   Permatec Technologie AG
                                       c/o Permatec Pharma AG
                                       Hardstrasse 18
                                       CH-4132 Muttenz, Switzerland

     with copy to:                     Rinderknecht Klein & Stadelhofer
                                       Beethovenstrasse 7
                                       CI-I-8022 Zurich, Switzerland

     If to LICENSEE:                   Solvay Pharmaceuticals B.V.
                                       C. J. Van Houtenlaan 36
                                       NL-1381CP Weesp, The Netherlands

12.4 Independent Contractors: It is expressly agreed that the Parties shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party to do so.

12.5 Severability: Each Party hereby acknowledges that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the parties would have entered into this Agreement with such valid provisions.

12.6 Force Majeure: Neither Party hereto shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including but not limited to fire, floods, embargos, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labour disturbances, acts of God, omissions or delays in acting by any governmental authority or the other Party hereto.

12.7 Headings: The titles and headings used in this Agreement are intended for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

12.8 Waiver: The waiver by either Party hereto of any right hereunder or the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

12.9 Counterparts: This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


13.  Dispute Resolution and Arbitration
     ----------------------------------

13.1 In the event of any dispute arising between the Parties concerning this Agreement, LICENSOR and LICENSEE agree that in the first place they shall meet for good faith discussions in an attempt to negotiate an amicable solution.

13.2 The Parties agree that any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach or enforcement thereof, which cannot be amicably resolved pursuant to Section 13.1 above within two (2) months as from the first appearance of such dispute, shall be settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce (the "Rules") by a panel of three (3) arbitrators selected in accordance with the Rules. Any arbitration proceeding commenced by either Party shall be held in the Paris, France, and the language governing any such proceedings shall be English. The decision of the arbitrators shall be final and binding upon the Parties, and judgment upon the decision by the arbitrators may be entered in any court of competent jurisdiction, and execution may be had thereon. The expense of such arbitration, including attorneys' fees, shall be allocated between the Parties as the arbitrators may decide and as the claims and interests of each party may prevail.

13.3 Notwithstanding anything contained in Section 13.2 above, either Party may seek preliminary or injunctive measures or relief in any competent court having jurisdiction.


14.  Applicable Law
     --------------

     The Parties hereby agree that this Agreement, all transactions executed hereunder and all relationship between the Parties in connection therewith, shall be construed under and be governed by the laws of Switzerland without reference to the conflict of law principals thereof, and shall not be governed by the United Nations Convention on Contracts for the International Sale of Goods (the Vienna Convention of April 11, 1980).

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first written above.

     The LICENSOR:                          Permatec Technologie AG

                                            /s/  J. Gonella
     ------------------------------         ------------------------------------
     (Place and Date)                       by:  Dr. J. Gonella
                                            its: President

     The LICENSEE:                          SOLVAY Pharmaceuticals B. V.

     Weesp,  9/6/99                         /s/  E. Koopmans
     ------------------------------         ------------------------------------
     (Place and Date)                       by:  E. Koopmans
                                            its: President

                                   Appendix A

                          Description of Combi-Gel NETA
                             pursuant to Section 1.2

Combi Gel(TM) NETA is a transparent, non-staining gel to be applied once-a-day in postmenopausal women.

Based on Permatec's Combi Gel(TM)Technology, it delivers transdermal levels of two hormones: 17-beta Estradiol and Norethindrone Acetate.

Combi Gel(TM) NETA is protected by different patents on the Combi Gel(TM) Technology.

                                   Appendix B

                                Development Plan
                             pursuant to Section 1.3


Tentative Development Plan:  (activities to be done by Solvay Pharmaceuticals
--------------------------   unless mentioned differently)

Assumptions
-----------

1.       ********
2.       ********
3.       ********

Preclinical
-----------

-        ********
-        ********
-        ********
-        ********

Pharmaceutical Development
--------------------------

Manufacturing:                                             responsibility:
                                                           ---------------
-        ********                                                       P
-        ********                                                       S
-        ********                                                       S
-        ********                                                       S

Analytical methods:
-        ********                                                       S
-        ********                                                       S
-        ********  ******** ********* ********* *******
-        ********                                                       P
-        ********                                                     S/P
-        ********                                                     S/P

Stability:
-        ********                                                       P
-        ********                                                       S

********:                                                               P

********:                                                               S

***** - Denotes portions omitted pursuant to a request for confidentiality under Rule 24b-2 of the Securities Exchange Act of 1934. A copy of this agreement with the omitted information intact has been filed separately with the Securities and Exchange Commission.

********:                                                               S

********:                                                               P

********:                                                               S

S = Solvay
P = Permatec

Phase 1*

********:

-        ********
-        ********
-        ********
-        ********


Phase II / III*

********:

-        ********
-        ********
-        ********

* Planning of the milestones, assuming a start of the program on ********
  -----------------------------------------------------------------------

1.       End of phase I                     :                    ******
2.       End of phase II/III                :                    ******
3.       ********                           :                    ******
4.       ********                           :                    ******

***** - Denotes portions omitted pursuant to a request for confidentiality under Rule 24b-2 of the Securities Exchange Act of 1934. A copy of this agreement with the omitted information intact has been filed separately with the Securities and Exchange Commission.

                                   Appendix C

                                 List of Patents
                             pursuant to Section 1.6

Combi GEL(TM) Technology is covered by a patent having the following title:

"A novel composition for transdermal administration of an estrogen, a progestin or a mixture thereof".

This patent has been applied in the following countries:

Italy:                      -  Granted on 07/04/98
-----                       -  Patent Number: 1.283.102

South Africa:               -  Granted on 25/03/98
------------                -  Patent Number: 97/4981

New Zealand:                -  Granted on 19/03/98
-----------                 -  Patent Number: 328021

Europe:                     -  Date of Application: 04/06/97
------                      -  Application Number: 97108989.1
                            -  Date of Publication: 10/12/97
                            -  Publication Number: EP 0811 381

USA:                        -  Date of Application: 05/06/97
---                         -  Application Number: 08/869,982
                            -  Notice of Allowability received in November 1998

Canada:                     -  Date of Application: 05/06/97
------                      -  Application Number: 2,207,144

Australia:                  -  Date of Application: 05/06/97
---------                   -  Application Number: 24729/97

Japan:                      -  Date of Application: 05/06/97
-----                       -  Application Number: 9-185695
                            -  Date of Publication: 17/03/98
                            -  Publication Number: 10-7235 1

South Korea:                -  Date of Application: 04/06/97
-----------                 -  Application Number: 97-23 704

Taiwan:                     -  Date of Application: 06/06/97
------                      -  Application Number: 86107807

Argentina:                  -  Date of Application: 06/06/97
---------                   -  Application Number: P970102497

                                   Appendix D

                         Countries included in Territory
                            pursuant to Section 1.10

The term Territory as defined in Section 1.10 shall include all the countries and territories in the world with the exception of:

1.   USA

2.   Canada (subject to the Option under Section 6. of the Agreement)

3.   Japan

4.   Korea